Exhibit 32.1

CERTIFICATIONS PURSUANT TO 18 U.S.C. 1350

The undersigned, the Chief Executive Officer and the Vice President and Chief Financial Officer of Argos Therapeutics, Inc. (the “Company”), each hereby certifies that, to his/her knowledge on the date hereof:

(a) the Quarterly Report on Form 10-Q of the Company for the period ended March 31, 2017 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

May 10, 2017	By:	/s/ Jeffrey D. Abbey
Jeffrey D. Abbey Chief Executive Officer

May 10, 2017	By:	/s/ Richard D. Katz, M.D.
Richard D. Katz, M.D. Vice President and Chief Financial Officer